FIRST MID-ILLINOIS BANCSHARES, INC.


           DEFERRED COMPENSATION PLAN
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                FIRST MID-ILLINOIS BANCSHARES, INC.
                    DEFERRED COMPENSATION PLAN


1.   PURPOSE

     The purpose of the First Mid-Illinois Bancshares, Inc. Deferred Compensation Plan (the "Plan") is to enable First Mid-Illinois Bancshares, Inc. (the "Company") directors, advisory directors and key officers to elect to defer a portion of the fees and cash compensation payable by the Company and any affiliates on account of service as a director or employee. The Plan is intended as a means of maximizing the effectiveness and flexibility of the compensation arrangements to directors and a select group of management or highly compensated employees of the Company and affiliates, and as an aid in attracting and retaining individuals of outstanding abilities and specialized skills for service.

2.   EFFECTIVE DATE

     The Plan was effective as of June 14, 1984.

3.   PLAN ADMINISTRATION

     The Plan shall be administered by the First Mid-Illinois Bancshares, Inc. Deferred Compensation Plan Committee (hereinafter referred to as the "Committee") which shall be comprised of at least three (3) non-employee disinterested directors appointed by the Board of Directors of the Company (hereinafter referred to as the "Board"). A disinterested director is any member of the Board who within the prior year has not been, and is not being, granted any awards under the Plan or any other plan of the Company or any related corporation except for awards which: (i) are calculated in accordance with a formula; or (ii) arise from an election by a director to receive all or part of his Board fees in securities. All directors, advisory directors and employees who are also directors, in both capacities, shall be eligible to participate under the Plan. The Committee shall have sole authority to select the employees from among those eligible who may participate under the Plan and to prescribe the legend to be affixed to any certificate representing Plan benefits. The Committee is authorized, subject to Board approval, to interpret the Plan and may from time to time adopt such rules, regulations, forms and agreements, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee in administering the Plan shall be subject to Board review.

4.   ELIGIBILITY

     Any director, advisory director or key officer of the Company or any affiliate designated by the Board is eligible to participate in the Plan; provided, however, that officers or employees so designated shall be limited to a select group of management or highly compensated employees within the meaning of Section 201(2)
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of the Employee Retirement Income
Security Act of 1974, as amended ("ERISA"). Any such director, advisory director or key officer shall be a "Participant" as of the date designated by the Board, and his or her status as a Participant shall continue until the date of the first payment pursuant to Section 8 hereof.

5.   SHARES SUBJECT TO THE PLAN

     Upon receipt of stockholder approval, the aggregate number of shares of common stock of the Company (hereafter referred to as "Shares") which may be distributed to directors and employees under the Plan shall be 100,000 Shares. Any Shares that remain unissued at the termination of the Plan shall cease to be subject to the Plan, but until termination of the Plan, the Company shall at all times make available sufficient Shares to meet the requirements of the Plan. The aggregate number of Shares which may be sold under the Plan shall be adjusted to reflect a change in capitalization of the Company, such as a stock dividend or stock split.

6.   ELECTION TO DEFER PAY

     (a) IN GENERAL. Each Participant shall be entitled to make an annual irrevocable election to defer receipt of all or a part of the fees or compensation payable to him or her in cash ("Pay"). Such election shall continue in effect until the beginning of the subsequent calendar year. Pay with respect to which a deferral election has been made shall be referred to hereinafter as "Deferred Pay."

     (b) MANNER OF ELECTION. Elections to defer receipt of Pay shall be made in writing in accordance with such rules and procedures as the Board may prescribe, provided that: (i) each such election to defer cash compensation shall include the percentage to be deferred, either five (5), ten (10) or fifteen (15) percent of base salary or twenty-five percent (25%) increments of incentive compensation, of the Pay from the Company or affiliate which becomes payable; and (ii) each such election to defer fees shall include all fees receivable. Elections to defer receipt of base salary or fees must be made at least two (2) months before the beginning of the calendar year for which such amounts will be paid, elections to defer receipt of incentive compensation must be made at least two (2) months before the incentive compensation is determined.

7.   RECORD AND CREDITING OF DEFERRED AMOUNTS

     (a) DEFERRED PAY. The Company shall credit the amount of any Deferred Pay to a memorandum account for the benefit of the Participant (the "Deferred Pay Account") no later than the last day of the calendar quarter in which such Pay would otherwise have been paid to the Participant. Upon receipt of stockholder approval, the amount of Deferred Pay credited each quarter will be deemed to be applied to purchase Shares, unless a director or advisory director has elected to direct
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investment
under Section 7(c). The price at which any Shares will be deemed purchased with Deferred Pay shall be the actual purchase price or the price as determined by the Board in accordance with the other equity based stock purchase programs of the Company.

     (b) EARNINGS CREDIT. At the end of each calendar quarter, the Company shall credit earnings for the Participant's benefit to his or her Deferred Pay Account. Upon the receipt of stockholder approval, these earnings shall be based on the aggregate number of Shares deemed purchased under the Deferred Pay Account and the amount of dividends which would have been paid on such Shares for the quarter. The earnings credited each quarter will be deemed to be applied to purchase additional Shares, at the price determined under Section 7(a). Notwithstanding the foregoing, until Stockholder approval is obtained, or if a director or advisory director has elected to direct investment under Section 7(c), interest shall be accrued on the balance in the Deferred Pay Account as of the first day of the year at a rate equivalent to the prevailing rate offered by the Company or any affiliate at the beginning of such year on a one year certificate of deposit for cash accounts. Until complete distribution of the balance of the Deferred Pay Account has been made, the unpaid balance shall continue to be credited with earnings in accordance with this paragraph.

     (c) INVESTMENT DIRECTION. The Company may elect to allow a director or advisory director Participant to direct the investment of his or her Deferred Pay Account. In the event the Company so elects, the Company will be relieved of all investment responsibility and liability for such investment direction.

     (d) VALUE AND STATEMENT OF ACCOUNT. The Company shall provide each Participant with a statement of the value of his or her Deferred Pay Account, including the amount of Deferred Pay and income thereon, at least annually.

8.   PAYMENT OF DEFERRED ACCOUNT

     (a) IN GENERAL. No withdrawals or payment shall be made from the Participant's Deferred Pay Account except as provided in this Section 8.

     (b) PAYMENT EVENT. The value of a Participant's Deferred Pay Account shall be payable in five (5) annual installments commencing on the March 15 following the date he or she terminates service with the Company.

     (c) SINGLE SUM PAYMENT. The Board in its sole discretion may elect to pay the value of a Participant's Deferred Pay Account in a single payment.

     (d) ACCELERATION FOR HARDSHIP. The Board, in its sole discretion, may accelerate payment of amounts credited to a Participant's Deferred Pay Account if requested to do so and if the requirements of this paragraph (d) are met. Such
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acceleration may occur only in  the  event  of unforeseeable financial emergency or severe hardship from one or more recent events beyond the control of the Participant and is limited to the amount deemed reasonably necessary to satisfy the emergency or hardship.

     (e) DEATH OF PARTICIPANT. In the event that a Participant shall die at any time prior to complete distribution of all amounts payable to him or her under the provisions of the Plan, the unpaid balance of the Participant's Deferred Pay Account shall be determined as of the valuation date immediately following death, and such amount shall be paid in a single payment on the March 15 following such valuation date, or as soon as reasonably possible thereafter, to the Participant's beneficiary or beneficiaries.

9.   DESIGNATION OF BENEFICIARY

     Participants shall designate in writing, in accordance with such rules and procedures as the Committee may prescribe, the beneficiary or beneficiaries who are to receive the Participant's Deferred Pay Account in the event of the Participant's death.

10.  UNSECURED OBLIGATIONS

     The obligation of the Company to make payments under the Plan shall be a general obligation of the Company, and such payments shall be made from general assets and property of the Company. The Participant's relationship to the Company under the Plan shall be only that of a general unsecured creditor and neither this Plan nor any agreement entered into hereunder or action taken pursuant hereto shall create or be construed to create a trust or fiduciary relationship of any kind. The Company may establish an irrevocable grantor trust for purposes of holding and investing the Deferred Pay Account balances but such establishment shall not create any rights in or against any amount so held, except that the trustee of such trust may vote any Shares thereunder in accordance with the direction of the Participants.

11.  AMENDMENT AND TERMINATION

     The Board may amend, suspend or terminate the Plan or any portion thereof at any time, but (except as provided in Section 5 hereof) no amendment shall be made without approval of the stockholders of the Company which shall: (i) materially increase the aggregate number of Shares with respect to which distributions may be made under the Plan; (ii) materially increase the benefits which may be provided to individuals under the Plan; or (iii) change the class of persons eligible to participate in the Plan; provided, however, that no such amendment, suspension or termination shall impair the rights of any individuals, without his consent, in any award theretofore made pursuant to the Plan.
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12.  EFFECT OF TRANSFER

     In the event that all or substantially all of the assets of the Company shall be transferred by way of a sale, merger, consolidation or other means, the entire unpaid balance of each Deferred Pay Account shall be paid in a lump sum to the Participant as of the effective date thereof.

13.  NON-ASSIGNABILITY

     No right to receive payments under the provisions of this Plan shall be transferable or assignable by a Participant, except by will or by the laws of descent and distribution, and during his or her lifetime payment may only be received by the Participant or his or her legal representative or guardian.

14.  DELIVERY AND REGISTRATION OF STOCK

     The Company's obligation to deliver Shares with respect to an award, if any, shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the individual to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933 or any other federal, state or local securities legislation or regulation. It may be provided that any representation requirement shall become inoperative upon a registration of the Shares or other action eliminating the necessity of such representation under securities legislation. The Company shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any stock exchange on which Shares may then be listed, and (ii) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

     This Plan is intended to comply with Rule 16b-3. Any provision of the Plan which is inconsistent with said rule shall, to the extent of such inconsistency, be inoperative and shall not affect the validity of the remaining provisions of the Plan.

15.  BINDING PROVISIONS

     All of the provisions of this Plan shall be binding upon all persons who shall be entitled to any benefits hereunder and their heirs and personal representatives.

16.  CLAIMS PROCEDURE

     The procedures applicable to claims for benefits and review thereof set forth in the Company sponsored qualified cash or deferred (401(k)) plan shall apply to any claims for benefits hereunder. For purposes of applying such procedures, the Board shall be deemed the plan administrator of this Plan.